Exhibit 99.1

KINGOLD JEWELRY ANNOUNCES DATE OF ITS 2016 ANNUAL MEETING OF STOCKHOLDERS

WUHAN CITY, China, May 4, 2016 - Kingold Jewelry, Inc. ("Kingold" or "the Company") (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced that the Company currently plans to hold its 2016 Annual Meeting of Stockholders at 10:00 AM local time on Thursday, August 18, 2016, at the Marco Polo Wuhan, 159 Yanjiang Avenue, Jiang’an, Wuhan, China.

Rule 14a-8 Stockholder Proposal Deadline

The 2016 Annual Meeting date represents a change of more than 30 days from the anniversary of the Company’s 2015 Annual Meeting of Stockholders. As a result, under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in the Company’s proxy materials for the 2016 Annual Meeting is required to be a reasonable time before the Company begins to print and mail the proxy materials. Taking into consideration the time and process for addressing any deficiencies in proposals that may be submitted, the Company has determined that May 31, 2016 should be the deadline for receipt of proposals pursuant to Rule 14a-8. Such proposals should be delivered to: 15 Huangpu Science and Technology Park, Jiang’an, Wuhan, China, Attention: Corporate Secretary. Such proposals will need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in the Company’s proxy materials, and may be omitted if not in compliance with applicable requirements.

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, one of China's largest cities, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments, and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “expects,” “believe,” “project,” “anticipate,” or similar expressions. The forward-looking statements in this release include statements regarding Kingold’s outlook with respect to its 2015 outlook for gold processing, its expectations with respect to completion of construction of the Jewelry Park and planned grand opening, as well as its ability to engage in presales and finance the remaining construction. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Forward-looking statements are subject to a number of risks, including those contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact
Kingold Jewelry, Inc.
Bin Liu, CFO
Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc.
Katherine Yao, Senior Associate
Phone: +86-10-6587-6435
kyao@equityny.com